Exhibit 10.2
101 NE 3rd Avenue, Suite 1700 Fort Lauderdale, Florida 33301
Phone: 954.766.2812 Fax: 954.766.2805

December 5, 2016

Mr. Claudio Lollini
510 SE 5th Avenue
Fort Lauderdale, FL 33301

Dear Claudio:

As discussed, you will be moving to KEMET’s U.S. payroll effective January 1, 2017 in your current role as Senior Vice President of Global Sales and Marketing, continuing to report to Per Loof, CEO. Your work location will be based in Fort Lauderdale Florida.

The details of your compensation package are as follows:

1.
Effective January 1, 2017, your base salary will be $25,750.00 per month (if annualized, then $309,000.00). You will be paid on the last banking day of each month via direct deposit to the bank account of your choice.

2.
At the time of relocation, you will receive a bonus (gross) of $100,000.00 to cover the expenses you will encounter during your first year of residency in the U.S. This will be paid out in four (4) installments of $25,000.00 per installment. The dates of payment will be January 31, 2017, April 28, 2017, July 31, 2017, and October 31, 2017.

3.	You will continue to participate in the KEMET Annual Incentive Program (KAIP) with a target bonus equal to 60% of your base salary.

4.	You will continue to participate in the FY17/FY18 KEMET Long Term Incentive Plan (LTIP) with a target bonus equal to 75% of your base salary.

5.
As a U.S. paid employee, you will move to the U.S. vacation eligibility schedule and observe the U.S. holiday schedule. However, KEMET will honor your company service at KEMET Italy. Accordingly, you will be eligible for 4 weeks of vacation.

6.
You will be eligible to participate in the U.S. benefit program. You will be responsible for the employee cost of the benefits that you elect and all co-pays/deductible up to the annual out-of-pocket maximum.

7.	You will continue to be provided with a company vehicle. Please note that the value of your personal use of this vehicle will be considered as taxable income and must be reported accordingly.

8.
We will provide tax preparation assistance for the tax years in which you receive a benefit on your U.S. tax filing related to the Hong Kong departure taxes of your unvested stock of 129,678. However, you will be financially responsible for meeting your tax liabilities.

a.
The Hong Kong departure taxes for the unvested stock of 129,678 is estimated at $120,000.00 which is requested to be paid by you. KEMET will provide a payout to you on December 30, 2016 in a gross amount of $120,000 to be used to pay the Hong Kong departure taxes that has been estimated for the unvested stock. In turn, you will provide receipt of payment to KEMET for the amount paid for your departure taxes. Should the payment of the departure taxes be lower or higher than $120,000.00, the difference will either be paid back to KEMET or an additional amount will be paid to you.

b.
Any foreign tax credit claimed on your future U.S. tax filings related to the Hong Kong departure taxes relating to the amount paid out to you of $120,000.00 must be repaid to KEMET through a tax settlement calculation, prepared by PwC. The tax settlement will continue for all years until the Hong Kong tax credit has either been repaid to KEMET or expired whichever comes first.

Since you will be moving to the U.S. payroll, we advise that you consult with a financial planner to understand the financial implications of leaving the Italian benefit schemes. This should be completed before the resolution of this offer.

As a Senior Vice President of KEMET you are entitled to the Change in Control Agreement (24 months - base gross salary).

Employment at KEMET Corporation is employment at-will, which means that the employment relationship may be terminated at the will of the employer or the employee, at any time, for any reason with or without cause.

In the event that your employment is terminated by KEMET without Cause or by you for Good Reason, you will be eligible for a severance package covered by the U.S. Severance Pay Policy. In accordance with the severance policy you are entitled to receive a total of 12 months (base gross salary) which will be paid out in equal installments on the normal payroll cycle over the severance period of 12 months. The severance period will begin as soon as practical following the seven (7) day revocation period from the date the severance agreement is signed.

Payment is submitted to the respect of a non-compete period which beginning on the date of the termination and ending on the date the Company is no longer obligated to pay any severance hereunder. Non-compete means you shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed by, or in any manner associate with or engage in any business competing with the businesses of the Company or its Subsidiaries, as such businesses exist or are in process during your employment with the Company and on the date of the termination or expiration of your employment with the Company, within any geographical areas in which the Company or its Subsidiaries engage or plan to engage in such businesses.

For the sake of clarification we specify that:

“Cause” means termination due to (i) willful and continued failure for a significant period of time to substantially perform your duties with the Company, (ii) willful engagement in gross misconduct materially and demonstrably injurious to the Company, or (iii) any intentional violation of Company policy.
“Good Reason” means, unless corrected by the Company within 30 days of timely written notice from you, (i) the assignment to you of duties inconsistent with your position, duties, responsibilities and status with the Company as in effect as of the date of this letter, or (ii) a material reduction in your base salary.

Payment of the foregoing severance payments shall be conditioned upon you executing and delivering to the Company the signed standard Release Agreement.

Should you have any questions concerning the details of this offer, please feel free to contact me for further details.

Sincerely,

/s/ Stefano Vetralla

Stefano Vetralla
Senior Vice President & Chief HR Officer

I accept the terms and conditions of this offer as detailed in the preceding letter.

/s/ Claudio Lollini_______________            December 5, 2016__________________
Claudio Lollini                        Date